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                                  EXHIBIT 99.1


GEON ANNOUNCES PUBLIC OFFERING OF ITS AUSTRALIAN JOINT VENTURE
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CLEVELAND, OHIO --- June 2, 1998 --- The Geon Company (NYSE: GON) and Orica
Limited (formerly ICI Australia Limited) today announced that they have approved the sale of their entire interests in the joint venture company, Australian Vinyls Corporation Limited (Australian Vinyls), by way of a public flotation on the Australian Stock Exchange. The sale is subject to the completion of satisfactory underwriting arrangements, price and market conditions.

Australian Vinyls commenced operations on August 1, 1997, combining the Australian polyvinyl chloride (PVC) resin and compound operations of Geon and Orica. Orica holds a 62.6 percent share in Australian Vinyls and Geon holds a
37.4 percent share. The potential public float of Australian Vinyls is consistent with the information provided at the time of the initial announcement of the joint venture.

Orica and Geon have appointed Merrill Lynch and SBC Warburg Dillon Read as advisers to the float.

The Geon Company is a leading North American-based polymer service and technology company with operations in polyvinyl chloride (PVC) compounds and other value-added products and services, as well as in PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ over 2,400 people and have 24 manufacturing plants in the United States, Canada, England and Australia and joint ventures in the United States, Europe, Australia and Southeast Asia. Geon recorded revenues of $1.25 billion for the year ended December 31, 1997.